Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Form 10-K of our report, dated March 31, 2025, with respect to our audit of the consolidated financial statements of formerly known as DSS, Inc. (the “Company”) as of December 31, 2024 and for the year then ended.

Grassi & Co., CPAs, P.C.

Jericho, New York

March 31, 2026